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                                                                       Ex 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL INTERNATIONAL, INC. ANNOUNCES THE TECHNICAL DEFAULT OF ITS LOAN AGREEMENT

(Minneapolis, MN) March 6, 1997 - Universal International, Inc. (the "Company") announced today that it is in technical default of several provisions of its loan agreement with BankAmerica Business Credit, Inc. ("Lender"). The provisions that the Company is in technical default of include: a minimum net worth covenant as of December 31, 1996 and continuing through the current date; a requirement to obtain a commitment letter from another lender for refinancing of the current loan agreement on or before February 28, 1997; and certain other provisions related to miscellaneous reporting requirements. Although the Lender has declared the Company in default of these provisions of the loan agreement, the Lender is currently allowing the Company to remain in violation of these provisions while the Company seeks new financing.

As a result of the technical defaults, the Lender has elected to reduce the credit line from $16,000,000 to $12,500,000 and increase the interest rate on the loan from prime plus 1 1/2% to prime plus 3 1/2%.

The loan agreement with the Lender expires March 31, 1997 and is subject to monthly renewals unless the loan agreement is terminated by either the Company or Lender with ten day written notice prior to the end of March 31, 1997, or the end of any monthly renewal terms. The Lender may also terminate the loan agreement without notice upon an event of default.

The Company, at the end of last week, had been in the process of documenting a new loan which ultimately did not close. The Company's primary objective now is to secure and close on a new credit line within the next 90 days. In order to minimize the impact of the reduction in the current credit line over the next 90 days, the Company is in the process of reducing its overall inventory position.

If the Company is not able to obtain financing from another lender within the next few months there could be a material adverse effect on the Company and its operations.

Universal International, Inc. buys and sells quality "close-out" merchandise in both its wholesale business and its Only Deals and Odd's-N-End's retail store chains. Through its subsidiary, Universal Asset-Based Services, Inc., it also provides inventory valuation and liquidation services. Universal International, Inc.'s shares are traded on The NASDAQ Stock Market under the symbol UNIV.